Exhibit 99.2

Qwest Communications International Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

	(unaudited)
	June 30,	December 31,
	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$699	$257
Accounts receivable-net	3,824	4,501
Inventories and supplies	83	166
Restricted cash	750	—
Prepaid and other current assets	470	566
Current assets of businesses held for sale	7	5

Total current assets	5,833	5,495
Property, plant and equipment-net	29,759	30,230
Assets of businesses held for sale-net	4	8
Goodwill-net	29,696	29,696
Intangible assets-net	4,774	4,827
Investments	53	1,400
Other assets	2,190	2,125

Total assets	$72,309	$73,781

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current borrowings	$5,894	$4,806
Accounts payable	1,290	1,529
Accrued expenses and other current liabilities	2,562	3,260
Advance billings and customer deposits	391	392
Current liabilities of businesses held for sale	2	2

Total current liabilities	10,139	9,989
Long-term borrowings	20,370	20,197
Post-retirement and other post-employment benefit obligations	2,881	2,923
Deferred income taxes	2,189	2,194
Deferred credits and other	1,832	1,823
Commitments and contingencies
Stockholders’ equity:
Preferred stock-$1.00 par value, 200 million shares authorized, none issued and outstanding	—	—
Common stock-$0.01 par value, 5 billion shares authorized, 1,696 million and 1,687 million issued, 1,681 million and 1,664 million outstanding	17	17
Additional paid-in capital	41,446	41,801
Treasury stock	(636)	(1,041)
Accumulated deficit	(5,926)	(4,082)
Accumulated other comprehensive loss	(3)	(40)

Total stockholders’ equity	34,898	36,655

Total liabilities and stockholders’ equity	$72,309	$73,781